UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 16, 2016

Date of report (Date of earliest event reported)

DATALINK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-29758	41-0856543
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10050 Crosstown Circle Suite 500 Eden Prairie, MN	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 944-3462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

As previously announced, on November 6, 2016, the compensation committee of the board of directors of Datalink Corporation, a Minnesota corporation (“Datalink”), approved retention bonus arrangements with each of Paul F. Lidsky, Datalink’s President and Chief Executive Officer, and Denise M. Westenfield, Chief Accounting Officer, Vice President, Corporate Controller and Assistant Secretary.

In order to evidence these arrangements, on or about November 16, 2016, Datalink entered into (i) a retention bonus agreement (the “Lidsky Agreement”) with Mr. Lidsky and (ii) a retention bonus agreement (the “Westenfield Agreement”) with Ms. Westenfield.

The Lidsky Agreement provides that, upon and subject to the closing of the previously announced merger (the “Merger”) of Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Insight Enterprises, Inc., a Delaware corporation (“Insight”), with and into Datalink, with Datalink as the surviving corporation and a wholly owned subsidiary of Insight, Mr. Lidsky will be engaged by Datalink as a consultant for a period of 60 days after the date of the Merger (the “Lidsky Retention Date”).  If Mr. Lidsky’s consulting relationship continues through the Lidsky Retention Date, then Mr. Lidsky will be eligible to receive a retention bonus payment in the amount of $200,000.  If Mr. Lidsky’s consulting relationship is terminated by Datalink, Insight or any of their related subsidiaries without Cause (as defined in the Lidsky Agreement) before the Lidsky Retention Date, then Mr. Lidsky will be eligible to receive a consulting separation payment in the amount of $200,000, but will not be eligible to receive his retention bonus.  Mr. Lidsky’s retention bonus or consulting separation payment, as applicable, is payable in a single lump sum cash payment no later than 65 days following the Lidsky Retention Date.  Upon and subject to the closing of the Merger, Mr. Lidsky’s employment with Datalink will terminate effective as of the closing date of the Merger.  As a result of such termination, Mr. Lidsky will be eligible to receive the existing severance benefits outlined in Mr. Lidsky’s employment agreement with Datalink, dated July 20, 2009 (as amended on January 17, 2011), which will be payable in accordance with the terms of such employment agreement.  In order to receive his retention bonus or his consulting separation payment, Mr. Lidsky must not revoke the release set forth in the Lidsky Agreement.

If his employment is terminated either (a) by Mr. Lidsky for any reason or for no reason, with or without notice, or (b) by Datalink, Insight or any of their related subsidiaries, in accordance with its general employee discipline and termination policies, for Cause, then Mr. Lidsky will not be eligible for his retention bonus or his consulting separation payment.

The Westenfield Agreement provides that, upon and subject to the closing of the Merger, Ms. Westenfield will continue her employment through the fifth month anniversary of the closing of the Merger (the “Westenfield Retention Date”).  Contingent upon her continued employment through the Westenfield Retention Date, Ms. Westenfield will be eligible to receive (i) a retention bonus payment in the amount of $90,000, and (ii) a severance payment in the amount of $90,000.  Ms. Westenfield’s retention bonus is payable in a single lump sum cash payment no later than 65 days following the Westenfield Retention Date, and her severance payment is payable in a single lump sum cash payment no later than 65 days after her last day of employment with Insight, Datalink or any of their related subsidiaries.  In order to receive her retention bonus and her severance payment, Ms. Westenfield must not revoke the release set forth in the Westenfield Agreement.

In the event that her employment is involuntarily terminated by Insight, Datalink or the surviving company prior to the Westenfield Retention Date, Ms. Westenfield will be entitled to receive her retention bonus and her severance payment.  If her employment is terminated either (a) by Ms. Westenfield for any reason or for no reason, with or without notice, or (b) by Datalink, Insight or any of their related subsidiaries, in accordance with its general employee discipline and termination policies, for Cause (as defined in the Westenfield Agreement), then Ms. Westenfield will not be eligible for her retention bonus or her severance payment.

The foregoing descriptions of the Lidsky Agreement and the Westenfield Agreement are qualified in their entirety by reference to the full text of the Lidsky Agreement and the Westenfield Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and the terms of which are incorporated by reference herein.

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)    Exhibits

The Exhibit Index appearing after the Signature Page to this current report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATALINK CORPORATION

Date: November 17, 2016	/s/ Gregory T. Barnum
Gregory T. Barnum
Vice President and Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

10.1	Retention Bonus Agreement, dated November 16, 2016, with Paul F. Lidsky	Filed Electronically

10.2	Retention Bonus Agreement, dated November 16, 2016, with Denise M. Westenfield	Filed Electronically